Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Synovus Financial Corp.
2011 Director Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements (No. 333‑174264 and No. 333-187465) on Form S-8 of Synovus Financial Corp. of our report dated March 28, 2018, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Director Stock Purchase Plan (the Plan) as of December 31, 2017 and 2016, the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2017 annual report for Form 11-K of the Synovus Financial Corp. 2011 Director Stock Purchase Plan.

/s/ KPMG LLP
Atlanta, Georgia
March 28, 2018